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                                                                    EXHIBIT 10.3




                           PEROT SYSTEMS CORPORATION
                             RESTRICTED STOCK PLAN



         This Restricted Stock Plan, as amended, (the "Plan") of Perot Systems Corporation ("Perot Systems") is for the purpose of attracting and retaining outstanding employees of Perot Systems and its subsidiaries, if any, (collectively, the "Company") and providing them with a strong incentive to contribute to the success of the Company by giving them the opportunity to acquire shares of Common Stock, $0.01 par value, of Perot Systems ("Common Stock") in accordance with the provisions of the Plan, as set forth below.

1.       Term.

         The Plan shall be effective upon its approval by the Board of Directors of Perot Systems (the "Board of Directors") and may thereafter be amended or terminated by the Board of Directors in its discretion. No such amendment or termination of the Plan shall adversely affect or alter any rights or restrictions relating to shares of Common Stock issued pursuant to the Plan ("Restricted Stock") prior to such amendment or termination.

2.       Restricted Stock Plan Committee.

         The Board of Directors shall appoint a Restricted Stock Plan Committee (the "Committee"), which shall be responsible for administering and interpreting the Plan. The Committee may from time to time adopt, amend, waive and rescind such procedures for the administration of the Plan, consistent with the provisions hereof, as the Committee deems advisable. To the extent permitted by law, any determination made by the Committee in administering or interpreting the Plan shall be conclusive.

3.       Available Shares.

         The number of shares of Common Stock available for issuance pursuant to the Plan shall be established by the Board of Directors from time to time. These shares may be either treasury shares or authorized but unissued shares. The Board of Directors may from time to time increase or reduce the number of shares of Common Stock available for issuance pursuant to the Plan, but no such reduction shall affect any shares previously issued pursuant to the Plan. If any change is made in the number of shares of Common Stock (such as by stock dividend, stock split, or stock consolidation), the Committee may make such adjustments in the number of shares and price per share of Restricted Stock previously issued pursuant to the Plan as the Committee determines is equitable to preserve the respective rights of the participants in the Plan.
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4.       Participants.

         The Committee shall from time to time select the employees of the Company who will be offered the opportunity to participate in the Plan and shall determine the terms of the offer to each selected employee, including (i) the number of shares of Restricted Stock to be issued to the employee, (ii) the purchase price per share (consistent with applicable law) to be paid by the employee, (iii) the vesting schedule upon which such shares will vest to the employee, and (iv) any other terms deemed appropriate by the Committee. Each such employee may elect to become a participant in the Plan (a "Participant") by entering into an agreement therefor (a "Restricted Stock Agreement") with Perot Systems, acceptable in form and substance to the Committee, and by paying to Perot Systems in cash or by check the purchase price for the shares of Restricted Stock being issued to the employee pursuant to the Restricted Stock Agreement. The Restricted Stock Agreement shall contain provisions to reflect and enforce the applicable provisions of the Plan and any other provisions deemed appropriate by the Committee. The committee and the Participant may thereafter amend, modify, or waive the provisions of the Restricted Stock Agreement by mutual written agreement.

5.       Restrictions and Conditions Applicable to Restricted Stock.

         All shares of Restricted Stock sold to a Participant pursuant to a Restricted Stock Agreement shall, except as otherwise provided in the Restricted Stock Agreement, be subject to the following restrictions and conditions:

                 (a) Shares of the Restricted Stock that have not vested to the Participant in accordance with the Restricted Stock Agreement ("Unvested Stock") may not be sold or otherwise transferred.

                 (b) Shares of the Restricted Stock that have vested to the Participant in accordance with the Restricted Stock Agreement ("Vested Stock") may not be sold or otherwise transferred, unless and until (i) any restriction on the sale or transfer of such shares specified in the Restricted Stock Agreement has expired, and (ii) Perot Systems has waived or failed to exercise any option to purchase such shares that it may have pursuant to the Restricted Stock Agreement.

                 (c) The Restricted Stock Agreement may contain any other restrictions or conditions on the Restricted Stock issued to the Participant that the Committee may deem to be advisable.
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6.       Stock Certificates.

         If requested by a Participant, Perot Systems will issue and deliver to the Participant certificates representing any shares of Vested Stock held by the Participant. Perot Systems may require that any certificates or other property representing shares of Unvested Stock remain in the possession of the Company or an escrow agent designated by the Committee. Each certificate representing shares of Vested Stock or Unvested Stock shall bear such legends as the Committee may determine to be necessary or appropriate. Whether or not certificates representing such shares have been issued or delivered, each Participant shall have all the rights of a shareholder of Common Stock, including voting, dividend and distribution rights, with respect to all shares of Restricted Stock (both Vested Stock and Unvested Stock) held by the Participant, except as may otherwise be provided in the Participant's Restricted Stock Agreement.

7.       Severability.

         If any provision of the Plan is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of the Plan shall not be affected thereby.

8.       Governing Law.

         The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules in such law.